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                                                            --------------------
                                 UNITED STATES              | SEC FILE NUMBER  |
                      SECURITIES AND EXCHANGE COMMISSION    |     0-22025      |
                            Washington, D.C. 20549          --------------------
                                                            |   CUSIP NUMBER   |
                                  FORM 12b-25               |     00253U107    |
                                                            --------------------
                          NOTIFICATION OF LATE FILING


(Check One):  [X] Form 10-K and Form 10-KSB  [_] Form 20-F  [_] Form 11-K
                     [_] Form 10-Q  [_] Form N-SAR

     For Period Ended:     June 30, 1998
                      ------------------------------------
     [_]  Transition Report on Form 10-K
     [_]  Transition Report on Form 20-F
     [_]  Transition Report on Form 11-K
     [_]  Transition Report on Form 10-Q
     [_]  Transition Report on Form N-SAR

     For the Transition Period Ended:
                                     -------------------------------------------

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 Read Instruction (on back page) Before Preparing Form. Please Print or Type.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I--REGISTRANT INFORMATION
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Full Name of Registrant

Aastrom Biosciences, Inc.
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Former Name if Applicable


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Address of Principal Executive Office (Street and Number)

24 Frank Lloyd Wright Drive
P.O. Box 376
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City, State and Zip Code

Ann Arbor, MI 48106
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PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]  (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
[_] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III--NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED)

The Company has not been able to finalize the Exhibits to its Annual Report on Form 10-K by September 28, 1998, the required filing date, without unreasonable effort or expense.

                                                                SEC 1344 (11-91)

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PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

       Todd Simpson, Vice President,
       Finance and Administration and
       Chief Financial Officer                (734)             930-5535
     ------------------------------------  ----------- -------------------------
                  (Name)                   (Area Code)     (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or
     Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the
     registrant was required to file such reports) been filed?
     If the answer is no, identify report(s).                    [X] Yes  [_] No


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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last
     fiscal year will be reflected by the earnings statements to
     be included in the subject report or portion thereof?       [_] Yes  [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                          AASTROM BIOSCIENCES, INC.
          ----------------------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  September 28, 1998                  By  /s/ Todd Simpson
    ----------------------------------    --------------------------------------
                                             Todd Simpson
                                             Vice President, Finance and
                                             Administration and Chief
                                             Financial Officer